Exhibit 99.1

Capricor Therapeutics Announces Initiation of Rolling Submission of Biologics License Application (BLA) with U.S. FDA for Deramiocel for the Treatment of Duchenne Muscular Dystrophy

-Company Plans to Complete Rolling BLA Submission by End of 2024; Application May be Eligible for Priority Review by FDA-

SAN DIEGO, Oct. 9, 2024 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company developing transformative cell and exosome-based therapeutics for the treatment of rare diseases, announced today that it has initiated its rolling submission process with the U.S. Food and Drug Administration (FDA) for a Biologics License Application (BLA), seeking full approval for deramiocel to treat all patients diagnosed with Duchenne muscular dystrophy (DMD) cardiomyopathy.

“This announcement marks an important step in the U.S. regulatory process towards a potential Biologics License Application approval of deramiocel for the treatment of DMD,” said Linda Marbán, Ph.D., Chief Executive Officer of Capricor. “An approval of deramiocel would allow us to expedite the delivery of this novel, first-in-class treatment to patients in need. We look forward to working with the FDA during this process.”

Capricor plans to complete its rolling BLA submission by the end of 2024. The application may be eligible for priority review as deramiocel could potentially provide significant improvements in the safety and/or effectiveness of the treatment for the serious condition of DMD cardiomyopathy, where there are currently no approved treatment options available. Once the rolling BLA submission is completed, the FDA will notify the Company when it is formally accepted for review.

About Deramiocel

Deramiocel (CAP-1002) consists of allogeneic cardiosphere-derived cells (CDCs), a population of stromal cells that have been shown in preclinical and clinical studies to exert potent immunomodulatory, antifibrotic and regenerative actions in dystrophinopathy and heart failure. CDCs act by secreting extracellular vesicles known as exosomes, which target macrophages and alter their expression profile so that they adopt a healing, rather than a pro-inflammatory, phenotype. CDCs have been the subject of over 100 peer-reviewed scientific publications and have been administered to over 200 human subjects across several clinical trials.

Deramiocel for the treatment of DMD has received Orphan Drug Designation and the regulatory pathway for deramiocel is supported by RMAT (Regenerative Medicine Advanced Therapy Designation). In addition, if Capricor were to receive FDA marketing approval for deramiocel for the treatment of DMD, Capricor would be eligible to receive a Priority Review Voucher (PRV) based on its previous receipt of a rare pediatric disease designation.

About Duchenne Muscular Dystrophy

Duchenne muscular dystrophy (DMD) is a devastating genetic disorder characterized by progressive weakness and chronic inflammation of the skeletal, heart and respiratory muscles with mortality at a median age of approximately 30 years. It is estimated that DMD occurs in approximately one in every 3,500 male births and that the patient population is estimated to be approximately 15,000-20,000 in the United States. DMD pathophysiology is driven by the impaired production of functional dystrophin, which normally functions as a structural protein in muscle. The reduction of functional dystrophin in muscle cells leads to significant cell damage and ultimately causes muscle cell death and fibrotic replacement. Treatment options are limited and there is no cure.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company dedicated to advancing transformative cell and exosome-based therapeutics to redefine the treatment landscape for rare diseases. At the forefront of our innovation is our lead product candidate, deramiocel (CAP-1002), an allogeneic cardiac-derived cell therapy. Extensive preclinical and clinical studies have shown deramiocel to demonstrate immunomodulatory, antifibrotic, and regenerative actions specifically tailored for dystrophinopathies and heart disease. Deramiocel is currently advancing through Phase 3 clinical development for the treatment of Duchenne muscular dystrophy. Capricor is also harnessing the power of its exosome technology, using its proprietary StealthX™ platform in preclinical development focused on the areas of vaccinology, targeted delivery of oligonucleotides, proteins and small molecule therapeutics to potentially treat and prevent a diverse array of diseases. At Capricor, we stand committed to pushing the boundaries of possibility and forging a path toward transformative treatments for those in need. For more information, visit capricor.com, and follow Capricor on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; manufacturing capabilities; dates for regulatory meetings; statements about our financial outlook; the ability to achieve product milestones and to receive milestone payments from commercial partners; plans regarding current and future collaborative activities and the ownership of commercial rights; potential future agreements; scope, duration, validity and enforceability of intellectual property rights; future revenue streams and projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 11, 2024, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as filed with the Securities and Exchange Commission on August 8, 2024. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

Capricor has entered into an agreement for the exclusive commercialization and distribution of deramiocel (CAP-1002) for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Deramiocel is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755